SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549



                           FORM 8-K



                        CURRENT REPORT



              Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  March 15, 1995




                      IES UTILITIES INC.
    (Exact name of registrant as specified in its charter)





             Iowa                    0-4117-1              42-0331370
(State or other jurisdiction       (Commission          (I.R.S. Employer
 of incorporation)                  File No.)            Identification No.)



IES Tower, Cedar Rapids, Iowa                                52401
(Address of principal executive offices)                   (Zip Code)



Registrant's  telephone number, including area code:  319-398-4411

      The purpose of this Current Report is to file certain consolidated financial information regarding the Registrant (IES
Utilities Inc.). Such financial information is set forth in the Financial Statements and Exhibits to this Current Report.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


                                                                       Page
(a)  Financial Statements

       Report of Management                                           4 -  5

       Report of Independent Public Accountants                         6

       Consolidated Statements of Income for the years ended
       December 31, 1994, 1993 and 1992                                 7

       Consolidated Statements of Retained Earnings for the
       years ended December 31, 1994, 1993 and 1992                     8

       Consolidated Balance Sheets as of December 31, 1994
       and 1993                                                       9 - 10

       Consolidated Statements of Capitalization as of
       December 31, 1994 and 1993                                       11

       Consolidated  Statements of Cash Flows for the years
       ended December 31, 1994, 1993 and 1992                           12

       Notes to Consolidated Financial Statements                    13 - 39

       Management's Discussion and Analysis of the
       Results of Operations and Financial Condition                 40 - 56

       Selected Consolidated Quarterly Financial
       Data (Unaudited)                                                 57


(b)  Pro Forma Financial Information

       None.


(c)  Exhibits

        3   Bylaws of Registrant, as amended February 7, 1995

       12   Ratio of Earnings to Fixed Charges

       23   Consent of Independent Public Accountants

       27   Financial Data Schedule

                           SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                        IES UTILITIES INC.
                                          (Registrant)




                 By /s/              Richard A. Gabbianelli
                                          (Signature)
                                     Richard A. Gabbianelli
                             Controller & Chief Accounting Officer



Date        March 15, 1995

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


                     REPORT OF MANAGEMENT


      The Company's management has prepared and is responsible for the presentation, integrity and objectivity of the consolidated financial statements and related information included in this report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and, in some cases, include estimates that are based upon management's judgment and the best available information, giving due consideration to materiality. Financial information contained elsewhere in this report is consistent with that in the consolidated financial statements.

      The Company maintains a system of internal accounting controls which it believes is adequate to provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management authorization and the financial records are reliable for preparing the consolidated financial statements. The system of internal accounting controls is supported by written policies and procedures, by a staff of internal auditors and by the selection and training of qualified personnel. The internal audit staff conducts comprehensive audits of the Company's system of internal accounting controls. Management strives to maintain an adequate system of internal controls, recognizing that the cost of such a system should not exceed the benefits derived. In accordance with generally accepted auditing standards, the independent public accountants (Arthur Andersen LLP) obtained a sufficient understanding of the Company's internal controls to plan their audit and determine the nature, timing and extent of other tests to be performed. Management is not aware of any material internal control weaknesses.

      The Board of Directors, through its Audit Committee comprised entirely of outside directors, meets periodically with management, the internal auditor and Arthur Andersen LLP to discuss financial reporting matters, internal control and auditing. To ensure their independence, both the internal auditor and Arthur Andersen LLP have full and free access to the Audit Committee.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
IES Utilities Inc.:

We have audited the accompanying consolidated balance sheets and statements of capitalization of IES UTILITIES INC. (an
Iowa    corporation)   AND   SUBSIDIARY  COMPANIES   as    of
December 31, 1994 and 1993, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In  our  opinion, the financial statements referred  to  above present fairly, in all material respects, the financial position of IES Utilities Inc. and subsidiary companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As   discussed  in  Note  7  to  the  consolidated   financial
statements, effective January 1, 1993, IES Utilities Inc. and subsidiary companies changed their method of accounting for postretirement benefits other than pensions.


                         ARTHUR ANDERSEN LLP

Chicago, Illinois,
February 3, 1995

CONSOLIDATED STATEMENTS OF INCOME
                                                Year Ended December 31
                                           1994           1993          1992
                                                    (in thousands)

Operating revenues:
    Electric                          $   537,327    $   550,521   $   462,999
    Gas                                   139,033        154,318       139,455
    Other                                   9,006          8,911         7,808
                                          685,366        713,750       610,262


Operating expenses:
    Fuel for production                    85,952         87,702        73,368
    Purchased power                        68,794         93,449        74,794
    Gas purchased for resale               95,340        109,122       101,605
    Other operating expenses              132,281        123,210       119,607
    Maintenance                            49,542         46,219        39,573
    Depreciation and amortization          75,316         69,407        64,107
    Taxes other than income taxes          42,550         41,312        36,847
                                          549,775        570,421       509,901


Operating income                          135,591        143,329       100,361


Interest expense and other:
   Interest expense                        41,572         40,169        39,628
   Allowance for  funds used during
     construction                          -3,910         -1,972        -3,177
   Miscellaneous, net                      -1,247           -801        -2,104
                                           36,415         37,396        34,347


Income before income taxes                 99,176        105,933        66,014


Federal and state income taxes             37,966         37,963        20,723


Net income                                 61,210         67,970        45,291
Preferred dividend requirements               914            914         1,729
Net income available for common stock  $   60,296     $   67,056    $   43,562

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                                Year Ended December 31
                                           1994          1993          1992
                                                    (in thousands)

Balance at beginning of year           $   188,862   $   153,106   $   134,822
Add:
    Net income                              61,210        67,970        45,291

Deduct:
    Cash dividends declared -
        Common stock                        52,000        31,300        24,721
        Preferred stock, at stated rates       914           914         1,729
    Other                                        0             0           557

Balance at end of year
    ($18,209,000 restricted as to
     payment of cash dividends)        $   197,158   $   188,862   $   153,106

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
                                                             December 31
ASSETS                                                   1994           1993
                                                           (in thousands)

Property, plant and equipment, at original cost:
 Utility -
    Plant in service -
        Electric                                  $  1,798,059    $  1,708,757
        Gas                                            158,115         147,956
        Other                                           86,005          75,845
                                                     2,042,179       1,932,558
    Less - Accumulated depreciation                    880,888         813,312
                                                     1,161,291       1,119,246
    Leased nuclear fuel, net of amortization            49,731          51,681
    Construction work in progress                       73,339          45,566
                                                     1,284,361       1,216,493
 Other                                                   1,824               0
                                                     1,286,185       1,216,493


Current assets:
   Cash and temporary cash investments                   2,135          18,313
   Accounts receivable -
      Customer, less reserve                            12,051          22,679
      Other                                              9,763          10,330
   Income tax refunds receivable                         3,450           3,082
   Production fuel, at average cost                     13,988          14,338
   Materials and supplies, at average cost              26,699          26,861
   Adjustment clause balances                            1,433               0
   Regulatory assets                                    20,145          14,225
   Prepayments and other                                29,546          30,985
                                                       119,210         140,813


Investments:
   Nuclear decommissioning trust funds                  33,779          28,059
   Cash surrender value of life insurance policies       2,915           2,380
   Other                                                 1,085           1,258
                                                        37,779          31,697


Other assets:
   Regulatory assets                                   192,955         148,592
   Deferred charges and other                            9,239           9,383
                                                       202,194         157,975
                                                     1,645,368       1,546,978


                                                             December 31
CAPITALIZATION AND LIABILITIES                           1994           1993
                                                           (in thousands)
Capitalization (See Consolidated Statements of
  Capitalization):

    Common stock                                  $     33,427    $     33,427
    Paid-in surplus                                    279,042         279,042
    Retained earnings                                  197,158         188,862
        Total common equity                            509,627         501,331
    Cumulative preferred stock                          18,320          18,320
    Long-term debt                                     380,404         480,074
                                                       908,351         999,725


Current liabilities:
    Notes payable to associated companies               18,495               0
    Short-term borrowings                               37,000          24,000
    Capital lease obligations                           14,385          15,345
    Maturities and sinking funds                       100,140             224
    Accounts payable                                    70,354          47,179
    Accrued interest                                     9,438           9,438
    Accrued taxes                                       47,188          39,763
    Accumulated refueling outage provision              15,196           2,660
    Dividends payable                                      229           5,229
    Adjustment clause balances                               0           5,149
    Provision for rate refund liability                      0           8,670
    Environmental liabilities                            5,428           4,721
    Other                                               18,095          17,648
                                                       335,948         180,026


Long-term liabilities:
    Capital lease obligations                           35,346          36,336
    Environmental liabilities                           37,853          21,114
    Other                                               46,724          29,866
                                                       119,923          87,316


Deferred credits:
    Accumulated deferred income taxes                  241,345         237,464
    Accumulated deferred investment tax credits         39,801          42,447
                                                       281,146         279,911


Commitments and contingencies (Note 11)


                                                  $  1,645,368    $  1,546,978
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION
                                                             December 31
                                                         1994           1993
                                                           (in thousands)
Common equity:
    Common stock - par value $2.50 per share -
      authorized 24,000,000 shares;
      outstanding 13,370,788 shares                 $    33,427    $    33,427
    Paid-in surplus                                     279,042        279,042
    Retained earnings                                   197,158        188,862
                                                        509,627        501,331


Cumulative preferred stock                               18,320         18,320


Long-term debt of IES Utilities Inc.:
    Collateral Trust Bonds -
        6% series, due 2008                              50,000         50,000
        7% series, due 2023                              50,000         50,000
        5.5% series, due 2023                            19,400         19,400
                                                        119,400        119,400

    First Mortgage Bonds -
        Series J, 6-1/4%, due 1996                       15,000         15,000
        Series L, 7-7/8%, due 2000                       15,000         15,000
        Series M, 7-5/8%, due 2002                       30,000         30,000
        Series W, 9-3/4%, due 1995                       50,000         50,000
        Series X, 9.42%, due 1995                        50,000         50,000
        Series Y, 8-5/8%, due 2001                       60,000         60,000
        Series Z, 7.60%, due 1999                        50,000         50,000
        6-1/8% series, due 1997                           8,000          8,000
        9-1/8% series, due 2001                          21,000         21,000
        7-3/8% series, due 2003                          10,000         10,000
        7-1/4% series, due 2007                          30,000         30,000
                                                        339,000        339,000
    Pollution control obligations -
       5.75%, due serially 1995 to 2003                   3,696          3,920
       5.95%, due 2007, secured by
          First Mortgage Bonds                           10,000         10,000
       Variable rate (5.45% - 5.60% at
          December 31, 1994), due 2000 to 2010           11,100         11,100
                                                         24,796         25,020
    Unamortized debt premium and (discount), net         -2,652         -3,122
                                                        480,544        480,298
          Less - Amount due within one year             100,140            224
                                                        380,404        480,074
                                                        908,351        999,725

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                  Year Ended December 31
                                                                           1994            1993            1992
                                                                                      (in thousands)
Cash flows from operating activities:
  Net income                                                         $     61,210    $     67,970    $     45,291
  Adjustments to reconcile net income to net cash
   flows from operating activities -
     Depreciation and amortization                                         75,316          69,407          64,107
     Principal payments under capital lease obligations                    16,246          11,429          11,725
     Deferred taxes and investment tax credits                               -410          10,531          -2,406
     Refueling outage provision                                            12,536          -4,889          -5,503
     Allowance for equity funds used during construction                   -2,299            -824          -1,831
     Other                                                                  3,240           1,613           1,134
  Other changes in assets and liabilities -
     Accounts receivable                                                   10,395          -8,553            -571
     Production fuel, materials and supplies                                  404           5,909           1,579
     Accounts payable                                                      20,444           5,620             345
     Accrued taxes                                                          7,057         -10,991           6,118
     Provision for rate refunds                                            -8,670            -350           7,528
     Adjustment clause balances                                            -6,582           6,366          -4,122
     Gas in storage                                                         1,919          -2,309          -7,867
     Other                                                                  4,082             183           2,441
       Net cash flows from operating activities                           194,888         151,112         117,968


Cash flows from financing activities:
  Dividends declared on common stock                                      -52,000         -31,300         -24,721
  Dividends declared on preferred stock                                      -914            -914          -1,729
  Equity infusion from parent company                                           0          50,000               0
  Proceeds from issuance of long-term debt                                      0         119,400          83,400
  Reductions in long-term debt and preferred stock                           -224         -79,624         -39,429
  Net change in short-term borrowings                                      31,495         -68,560          51,660
  Principal payments under capital lease obligations                      -16,304         -11,276         -12,337
  Sale of utility accounts receivable                                         800          10,490           7,710
  Other                                                                    -5,000           5,010             231
    Net cash flows from financing activities                              -42,147          -6,774          64,785


Cash flows from investing activities:
  Construction and acquisition expenditures                              -148,062        -113,212        -171,013
  Nuclear decommissioning trust funds                                      -5,532          -5,532          -5,532
  Deferred energy efficiency costs                                        -16,157          -9,747          -6,877
  Other                                                                       832             723          -3,009
    Net cash flows from investing activities                             -168,919        -127,768        -186,431


Net increase (decrease) in cash and temporary cash investments            -16,178          16,570          -3,678


Cash and temporary cash investments at beginning of year                   18,313           1,743           5,421


Cash and temporary cash investments at end of year                   $      2,135    $     18,313    $      1,743


Supplemental cash flow information:
  Cash paid during the year for -
    Interest                                                         $     42,678    $      39,291   $     35,770
    Income taxes                                                     $     34,479    $      40,130   $     23,640

  Noncash investing and financing activities -
    Capital lease obligations incurred                               $     14,297     $     14,605   $      1,973

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
          (a)  Basis of Consolidation -

       IES   Utilities  Inc.  (Utilities)  is  a  wholly-owned
subsidiary of IES Industries Inc. (Industries). The Consolidated Financial Statements include the accounts of Utilities and its consolidated subsidiaries (collectively the Company). All subsidiaries for which Utilities owns directly or indirectly more than 50% of the voting stock, which are IES Ventures Inc. and IES Midland Development Inc., are included as consolidated subsidiaries. Both of these subsidiaries were formed in December 1994 and had no operations in 1994. All significant intercompany balances and transactions have been eliminated from the Consolidated Financial Statements.

      Investments for which the Company has at least a 20% interest are accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for the Company's equity in undistributed net income or loss, which is included in "Interest expense and other - Miscellaneous, net" in the Consolidated Statements of Income.

      Certain prior period amounts have been reclassified on a basis consistent with the 1994 presentation.

     (b)  Regulation -

      Utilities is subject to regulation by the Iowa Utilities
Board  (IUB)  and  the  Federal Energy  Regulatory  Commission
(FERC). Utilities' consolidated subsidiaries are not subject to regulation by the IUB or the FERC.

     (c)  Regulatory Assets -

      Utilities is subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). The regulatory assets represent probable future revenue to Utilities associated with certain incurred costs as these costs are recovered through the rate making process. At December 31, regulatory assets as reflected in the Consolidated Balance Sheets were comprised of the following items:

                                                      1994       1993
                                                       (in millions)

Deferred income taxes (Note 1(d))                   $  90.1   $  88.6
Environmental liabilities (Note 11(f))                 43.8      25.4
Energy efficiency programs (Note 3(b))                 34.7      18.5
Employee pension and benefit costs (Note 7)            25.0      14.1
FERC Order No. 636 transition costs (Note 11(h))        8.0       5.0
Unamortized loss on reacquired debt                     6.1       6.4
Cancelled plant costs                                   2.4       3.3
Other                                                   3.0       1.5
                                                      213.1     162.8
Classified as "Current assets - regulatory assets"     20.1      14.2
Classified as "Other assets - regulatory assets"    $ 193.0   $ 148.6

      Refer to the individual footnotes referenced above for a further discussion of certain items reflected in regulatory assets.

     (d)  Income Taxes -

      The Company follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax liabilities and assets, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial
statements.   Deferred  taxes  are  recorded  using  currently
enacted tax rates.

      Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits for Utilities have been deferred and are subsequently credited to income over the average lives of the related property.

      Consistent with rate making practices for Utilities, deferred tax expense is not recorded for certain temporary differences (primarily related to utility property, plant and equipment). Accordingly, Utilities has recorded deferred tax liabilities and regulatory assets, as identified in Note 1(c).

     (e)  Temporary Cash Investments -

      Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments which have maturities of less than 90 days from the date of acquisition.

       (f)   Depreciation  of  Utility  Property,  Plant   and
             Equipment -

      The average rates of depreciation for electric and gas properties of Utilities, including Utilities' nuclear generating station, the Duane Arnold Energy Center (DAEC), which is being depreciated over a 36-year life using a remaining life method, consistent with current rate making practices, were as follows:

                        1994       1993        1992

        Electric        3.6%       3.5%        3.5%
        Gas             3.8%       3.5%        3.0%



     (g)  Decommissioning of the DAEC -

      Included in Utilities' proposed electric rate increase discussed in Note 3(a) is a proposal to increase the annual recovery of anticipated costs to decommission the DAEC to approximately $9 million annually from the current level of $5.5 million. Decommissioning expense is included in "Depreciation and amortization" in the Consolidated Statements of Income and the cumulative amount is included in "Accumulated depreciation" in the Consolidated Balance Sheets to the extent recovered through rates. The proposal is based on the following assumptions: 1) cost to decommission the DAEC of $252.7 million in 1993 dollars, based on the Nuclear Regulatory Commission (NRC) minimum formula (which exceeds the amount in the current site-specific study completed in 1994);
2)  inflation  of  4.91%  annually  to  the  year  2014,  when decommissioning is expected to begin; 3) the prompt dismantling and removal method of decommissioning; 4) monthly funding of all future collections into external trust funds and funded on a tax-qualified basis to the extent possible; 5) an average after-tax return of 6.82% for all external investments; and 6) collection of the costs on a straight-line basis, in real terms, through 2014. Current levels of rate recovery: 1) do not recognize estimated future inflation for the entire period prior to commencement of the decommissioning process; 2) assume that decommissioning begins in 2010; and 3) provide recovery on a straight-line basis without considering the effects of inflation. At December 31, 1994, Utilities had $33.8 million invested in external decommissioning trust funds as indicated in the Consolidated Balance Sheets, and also had an internal decommissioning reserve of $21.7 million recorded as accumulated depreciation. Earnings on the external trust funds, which were $1.0 million in 1994, are recorded as interest income and a corresponding interest expense payable to the funds is recorded. The earnings accumulate in the external trust fund balances and in accumulated depreciation on utility plant.

      See "Management's Discussion and Analysis of the Results of Operations and Financial Condition" for a discussion of industry issues raised by the staff of the SEC and a Financial Accounting Standards Board review regarding the electric utility industry method of accounting for decommissioning costs.

     (h)  Allowance for Funds Used During Construction -

      The allowance for funds used during construction (AFC), which represents the cost during the construction period of funds used for construction purposes, is capitalized by Utilities as a component of the cost of utility plant. The amount of AFC applicable to debt funds and to other (equity) funds, a non-cash item, is computed in accordance with the prescribed FERC formula. The aggregate gross rates used by Utilities for 1994-1992 were 9.3%, 5.7% and 9.2%, respectively.

     (i)  Operating Revenues -

      The Company accrues revenues for services rendered but unbilled at month-end in order to more properly match revenues with expenses.

     (j)  Adjustment Clauses -

      Utilities' tariffs provide for subsequent adjustments to its electric and natural gas rates for changes in the cost of fuel and purchased energy and in the cost of natural gas purchased for resale. Changes in the under/over collection of these costs are reflected in "Fuel for production" and "Gas purchased for resale" in the Consolidated Statements of
Income. The cumulative effects are reflected in the Consolidated Balance Sheets as a current asset or current liability, pending automatic reflection in future billings to customers.

     (k)  Accumulated Refueling Outage Provision -

      The IUB allows Utilities to collect, as part of its base revenues, funds to offset other operating and maintenance expenditures incurred during refueling outages at the DAEC. As these revenues are collected, an equivalent amount is charged to other operating and maintenance expenses with a corresponding credit to a reserve. During a refueling outage, the reserve is reversed to offset the refueling outage expenditures.

(2)  ACQUISITION  OF  IOWA  SERVICE  TERRITORY  OF  UNION
     ELECTRIC COMPANY:

     Effective December 31, 1992, Utilities purchased the Iowa distribution system and a portion of the Iowa transmission facilities of Union Electric Company (UE) for approximately $65 million in cash. The net book value of the acquired assets was approximately $35 million and the amount of the purchase price in excess of the book value (approximately $30 million) has been recorded as an acquisition adjustment. The acquisition adjustment is being amortized over the life of the property and the amortization is included in "Interest expense and other - Miscellaneous, net" in the Consolidated Statements of Income. Recovery of the acquisition adjustment through rates has been requested in Utilities' current electric rate filing, which is discussed in Note 3(a). See Note 11(b) for a discussion of the purchase power contracts between Utilities and UE associated with this acquisition.

(3)  RATE MATTERS:
     (a)  1994 Electric Rate Case -

      In 1994, Utilities applied to the IUB for an increase in retail electric rates of approximately $26 million annually, or 5.2%. Utilities' proposal includes approximately $12 million in annual revenue requirement related to increased recovery levels of depreciation expense and nuclear decommissioning expense. To the extent these proposals are approved by the IUB, corresponding increases in expense would be recorded and there would be no effect on net income. No interim increase was requested.

     The Office of Consumer Advocate (OCA) filed a petition in connection with this proceeding to reduce the rates for retail electric service by approximately $27 million or 5.5%. The primary differences between the amount of the increase requested by Utilities and the decrease proposed by the OCA are: 1) a 13.9% return on common equity requested by Utilities compared to 11.1% proposed by the OCA; 2) OCA's rejection of Utilities' proposal to increase collections for decommissioning the DAEC; 3) OCA's rejection of Utilities' proposal to increase depreciation rates; 4) OCA's proposal to reject most of Utilities' request to recover an acquisition adjustment associated with its acquisition of the Iowa service territory of UE; and 5) an adjustment to test year sales levels proposed by the OCA. If a rate reduction is ultimately ordered by the IUB, the reduction would be effective from
October 22, 1994, and revenues collected beyond that date would be subject to refund to the extent of the reduction approved by the IUB, if any. As of December 31, 1994, Utilities' revenues collected subject to refund were approximately $5 million.

      Intervenors in the proceeding also submitted filings in October 1994. These parties, which primarily represent individual or groups of customers, generally object to particular elements of the price increase and Utilities' price design proposals. Those intervenors that quantified their positions have generally argued for a price decrease, but none as large as that proposed by the OCA.

     Utilities expects to receive an order from the IUB in May
1995.

     (b)  1994 Energy Efficiency Cost Recovery Filing -

     The IUB has adopted rules that mandate Utilities to spend 2% of electric and 1.5% of gas gross retail operating revenues for energy efficiency programs. Under provisions of the IUB rules, in August 1994, Utilities applied to the IUB for recovery of approximately $23 million and $13 million for the electric and gas programs, respectively, related to costs incurred through 1993 for such programs. The $36 million total for the electric and gas programs is comprised of $21 million of direct expenditures and carrying costs (recorded as a "Regulatory asset" in the Consolidated Balance Sheets, including $3.6 million as current), $7 million for a return on the expenditures over the recovery period and $8 million for a reward based on a sharing of the benefits of such programs.

      In  October  1994,  the OCA and  an  intervenor  in  the
proceeding filed their direct testimony. The principal difference between Utilities and the other parties is approximately $7 million in the reward calculation. Hearings in the proceeding were held in January 1995. Any increase approved by the IUB is not expected to be effective before April 1995, and recovery will be over a four-year period with a return allowed on the unrecovered portion over the recovery period.

(4)   LEASES:

      Utilities has a capital lease covering its 70% undivided interest in nuclear fuel purchased for the DAEC. Future purchases of fuel may also be added to the fuel lease. This lease provides for annual one-year extensions and Utilities intends to exercise such extensions through the DAEC's operating life. Interest costs under the lease are based on commercial paper costs incurred by the lessor. Utilities is responsible for the payment of taxes, maintenance, operating cost, risk of loss and insurance relating to the leased fuel.

      The lessor has an $80 million credit agreement with a bank supporting the nuclear fuel lease. The agreement continues on a year-to-year basis, unless either party provides at least a three-year notice of termination; no such notice of termination has been provided by either party.

      Annual nuclear fuel lease expenses include the cost of fuel, based on the quantity of heat produced for the generation of electric energy, plus the lessor's interest costs related to fuel in the reactor and administrative expenses. These expenses (included in "Fuel for production" in the Consolidated Statements of Income) for 1994-1992 were $17.8 million, $12.4 million and $12.9 million, respectively.

       The Company's operating lease rental expenses for 1994-1992 were $9.8 million, $8.4 million and $6.8 million, respectively.

      The Company's future minimum lease payments by year are as follows:

                                           Capital       Operating
        Year                                Lease          Leases
                                               (in thousands)

        1995                                 $ 15,634      $   7,023
        1996                                   15,653          6,987
        1997                                   12,942          4,591
        1998                                    6,394          3,317
        1999                                    4,176          2,544
        2000 - 2002                             1,267           -
                                               56,066      $  24,462
        Less:  Amount representing interest     6,335
        Present value of net minimum
            capital lease payments           $ 49,731


(5)  UTILITY ACCOUNTS RECEIVABLE:

       Customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 1994, Utilities was serving a diversified base of residential, commercial and industrial customers consisting of approximately 330,000 electric and 173,000 gas customers.

     Utilities has entered into an agreement, which expires in 1999, with a financial institution to sell, with limited recourse, an undivided fractional interest of up to $65 million in its pool of utility accounts receivable. At December 31, 1994, $54 million was sold under the agreement.

(6)   INCOME TAXES:

      The components of Federal and state income taxes for the years ended December 31, were as follows:


                                 1994          1993         1992
                                          (in millions)

Current tax expense             $ 38.4       $  27.5      $ 23.2
Deferred tax expense               2.2          15.4         0.3
Amortization and adjustment
  of investment tax credits       (2.6)         (4.9)       (2.8)
                                $ 38.0       $  38.0      $ 20.7


      The overall effective income tax rates shown below for the years ended December 31, were computed by dividing total income tax expense by income before income taxes.


                                                  1994       1993       1992

Statutory Federal income tax rate                 35.0%      35.0%      34.0%
Add (deduct):
    State income taxes, net of Federal benefits    6.1        5.8        5.6
    Effect of property related temporary
        differences for which deferred taxes
        are not provided under rate making
        principles                                 3.2        1.5        0.5
    Amortization of investment tax credits        (2.7)      (2.5)      (4.2)
    Reversal through tariffs of deferred
        taxes provided at rates in excess of
        the current statutory Federal income
        tax rate                                  (1.5)      (1.7)      (2.7)
    Adjustment of prior period taxes              (1.9)      (2.0)      (2.0)
    Other items, net                               0.1       (0.3)       0.2
Overall effective income tax rate                 38.3%      35.8%      31.4%

      The accumulated deferred income taxes as set forth below in the Consolidated Balance Sheets at December 31, arise from the following temporary differences:


                                           1994         1993
                                             (in millions)

  Property related                        $ 276       $ 272
  Investment tax credit related             (28)        (30)
  Decommissioning related                   (13)        (12)
  Other                                       6           7
                                          $ 241       $ 237



(7)  BENEFIT PLANS:
     (a)  Pension Plans -

     The Company has one contributory and two non-contributory retirement plans that, collectively, cover substantially all of its employees. Plan benefits are generally based on years of service and compensation during the employees' latter years of employment. Payments made from the pension funds to retired employees and beneficiaries during 1994 totaled $9.7 million.

      The Company's policy is to fund the pension cost at an amount that is at least equal to the minimum funding require-ments mandated by the Employee Retirement Income Security Act (ERISA) and that does not exceed the maximum tax deductible amount for the year.

       Pursuant   to  the  provisions  of  SFAS  71,   certain
adjustments to Utilities' pension provision are necessary to reflect the accounting for pension costs allowed in its most recent rate cases.

      The components of the pension provision for the years ended December 31, were as follows:

                                                1994       1993       1992
                                                      (in thousands)

Service cost                              $   5,786    $   4,275   $   4,439
Interest cost on projected
  benefit obligation                         11,265       11,131       9,999
Assumed return on plans' assets             (12,426)     (12,177)    (11,640)
Amortization of unrecognized gain              (180)        (763)       (135)
Amortization of prior service cost            1,335        1,195         938
Amortization of unrecognized plans'
    assets as of January 1, 1987               (329)        (384)       (382)
Pension cost                                  5,451        3,277       3,219
Adjustment to funding level                  (5,340)      (2,867)        301
Total pension costs paid to the Trustees  $     111    $     410   $   3,520

Actual return on plans' assets            $    (101)   $  12,718   $   8,861

     A reconciliation of the funded status of the plans to the
amounts  recognized  in  the Consolidated  Balance  Sheets  at
December 31, is presented below:
                                                             1994        1993
                                                              (in thousands)

Fair market value of plans' assets                      $ 165,267    $ 174,133
Actuarial present value of benefits rendered to date -
  Accumulated benefits based on compensation to
    date, including vested benefits of $96,968,000
    and $100,905,000, respectively                       107,017       110,676
  Additional benefits based on estimated
    future salary levels                                  39,565        42,938
Projected benefit obligation                             146,582       153,614
Plans' assets in excess of projected benefit obligation   18,685        20,519
Remaining unrecognized net asset existing at
  January 1, 1987, being amortized over 20 years          (3,792)       (4,109)
Unrecognized prior service cost                           17,991        16,708
Unrecognized net gain                                    (33,942)      (28,830)
Prepaid (accrued) pension cost recognized in the
  Consolidated Balance Sheets                           $ (1,058)    $   4,288

Assumed rate of return, all plans                           8.00%         8.00%
Weighted average discount rate of projected benefit
  obligation, all plans                                     8.25%         7.50%
Range of assumed rates of increase in future
  compensation levels for the plans                    4.00-5.75%    4.00-5.75%


     (b)  Other Postemployment Benefit Plans -

       The Company provides certain benefits to retirees (primarily health care benefits). Through 1992, the Company expensed such costs as benefits were paid ($2.2 million for 1992), which was consistent with rate making practices at that time.

      Effective January 1, 1993, the Company adopted SFAS 106, which requires the accrual of the expected cost of postretirement benefits other than pensions during the employees' years of service. The IUB has adopted rules stating that postretirement benefits other than pensions will be included in Utilities' rates pursuant to the provisions of SFAS 106. The rules permit Utilities to amortize the transition obligation as of January 1, 1993, over 20 years and require that all amounts collected are to be funded into an external trust to pay benefits as they become due. Beginning in 1993, the gas portion of these costs is being recovered in Utilities' gas rates, and is funded in external trust funds. The IUB has adopted a rule that permits a deferral of the incremental electric SFAS 106 costs until the earlier of: 1) an order in an electric rate case, or 2) December 31, 1995. Accordingly, pursuant to the provisions of SFAS 71, Utilities had deferred $5.6 million of such costs at December 31, 1994. Utilities has requested recovery of these costs in the electric rate case discussed in Note 3(a).

      The  components of postretirement benefit costs for  the
years ended December 31, were as follows:
                                                  1994         1993
                                                    (in thousands)

Service cost                                    $ 1,785      $ 1,685
Interest cost on accumulated postretirement
  benefit obligation                              3,175        3,247
Actual return on plan assets                        (47)         -
Amortization of transition obligation
  existing at January 1, 1993                     2,024        2,024
Amortization of unrecognized asset loss             (13)         -
Amortization of unrecognized gain                    (4)         -
Amortization of prior service cost                   19          -
Postretirement benefit costs                      6,939        6,956
Less:  Deferred postretirement benefit costs      2,732        2,858
Net postretirement benefit costs                $ 4,207      $ 4,098

     A reconciliation of the funded status of the plans to the
amounts  recognized  in  the Consolidated  Balance  Sheets  at
December 31, is presented below:
                                                      1994         1993
                                                        (in thousands)

Fair market value of plans' assets                $   1,127    $   1,171
Accumulated postretirement benefit obligation -
    Active employees not yet eligible                18,216       18,325
    Active employees eligible                         5,119        4,130
    Retirees                                         18,161       20,140
Total accumulated postretirement benefit
    obligation                                       41,496       42,595
Accumulated postretirement benefit obligation
    in excess of plans' assets                      (40,369)     (41,424)
Unrecognized transition obligation                   36,439       38,463
Unrecognized net gain                                (5,358)      (1,167)
Unrecognized prior service cost                         170          -
Accrued postretirement benefit cost in the
    Consolidated Balance Sheets                   $  (9,118)   $  (4,128)

Assumed rate of return                                 8.00%        8.00%
Weighted average discount rate of
    accumulated postretirement benefit
    obligation                                         8.25%        7.50%
Medical trend on paid charges:
    Initial trend rate                                11.00%       12.00%
    Ultimate trend rate                                6.50%        6.50%

      The assumed medical trend rates are critical assumptions in determining the service cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A 1% change in the medical trend rates, holding all other assumptions constant, would have changed the 1994 service cost by $1.0 million (20%) and the accumulated postretirement benefit obligation at December 31, 1994, by $6.6 million (16%).

     On January 1, 1994, the Company adopted the provisions of SFAS 112, "Employers' Accounting for Postemployment Benefits," and its adoption did not have a material effect on the Company's financial position or results of operations.

(8)  PREFERRED AND PREFERENCE STOCK:

      Utilities has 466,406 shares of Cumulative Preferred Stock, $50 par value, authorized for issuance at December 31, 1994, of which the 6.10%, 4.80% and 4.30% Series had 100,000, 146,406 and 120,000 shares, respectively, outstanding at both December 31, 1994 and 1993. These shares are redeemable at the option of Utilities upon 30 days notice at $51.00, $50.25 and $51.00 per share, respectively, plus accrued dividends. In addition, there are 700,000 shares of Utilities Cumulative Preference Stock ($100 par value) authorized for issuance, of which none were outstanding at December 31, 1994.

(9)  DEBT:
     (a)  Long-Term Debt -

      Utilities' Indentures and Deeds of Trust securing its First Mortgage Bonds constitute direct first mortgage liens upon substantially all tangible public utility property. Utilities' Indenture and Deed of Trust securing its Collateral Trust Bonds constitutes a second lien on substantially all tangible public utility property while First Mortgage Bonds remain outstanding.

      Total sinking fund requirements, which Utilities intends to meet by pledging additional property under the terms of Utilities' Indentures and Deeds of Trust, and debt maturities for 1995-1999 are as follows:

                                        Debt Maturities
                                        (in thousands)

Debt Issue               1995      1996       1997       1998       1999

  Sinking fund
   requirements       $    780  $    630  $     550   $     550  $     550
  Pollution control        140       140        140         140        140
  Series W              50,000         -          -           -          -
  Series X              50,000         -          -           -          -
  Series J                   -    15,000          -           -          -
  6-1/8% Series              -         -      8,000           -          -
  Series Z                   -         -          -           -     50,000
Total               $  100,920  $ 15,770  $   8,690   $     690  $  50,690



     The Company intends to refinance the majority of the debt maturities with long-term securities.

     (b)  Short-Term Debt -

      At December 31, 1994, the Company had bank lines of credit aggregating $67.7 million, of which $37 million was being used to support commercial paper (weighted average interest rate of 6.13%) and $7.7 million was being used to support certain pollution control obligations. Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit. In addition to the above, Utilities has an uncommitted credit facility with a financial institution whereby it can borrow up to $40 million. Rates are set at the time of borrowing and no fees are paid to maintain this facility. At
December 31, 1994, there were no borrowings under this facility. Utilities also has a letter of credit in the amount of $3.4 million supporting two of its variable rate pollution control obligations.

(10) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The estimated fair values of financial instruments at December 31, 1994, and the basis upon which they were estimated are as follows:

     (a)  Current Assets and Current Liabilities -

      The carrying amount approximates fair value because of the short maturity of such financial instruments.

     (b)  Nuclear Decommissioning Trust Funds -

      The carrying amount represents the fair value of these trust funds, as reported by the trustee. On January 1, 1994, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard, which applies to Utilities' nuclear decommissioning trust funds, requires that unrealized gains and losses on such investments be included in the reported balance of such investments. At December 31, 1994, the balance of the "Nuclear decommissioning trust funds" as shown in the Consolidated Balance Sheets included $0.8 million of unrealized losses on the investments held in the trust funds. The accumulated reserve for decommissioning costs was adjusted by a corresponding amount and there was no effect on net income from adopting this standard.

     (c)  Cumulative Preferred Stock of Utilities -

      The estimated fair value of this stock of $10.2 million is based upon the market yield of similar securities.

     (d)  Long-Term Debt -

      The  carrying amount of long-term debt was $483  million
compared  to  estimated  fair  value  of  $459  million.   The
estimated fair value of long-term debt is based upon quoted market prices.

      Since Utilities is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of financial instruments may not be realized by the Company's parent.

(11) COMMITMENTS AND CONTINGENCIES:
     (a)  Construction Program -

       The Company's construction and acquisition program anticipates expenditures of approximately $163 million for 1995, and additional expenditures of approximately $13 million for mandated energy efficiency programs. The energy efficiency expenditures will be deferred pursuant to IUB rules as discussed in Note 3(b). Substantial commitments have been made in connection with all such expenditures.

     (b)  Purchase Power Contracts -

      In connection with the acquisition of the UE properties discussed in Note 2, Utilities is purchasing power from UE under a firm capacity contract with a 1995 requirement of 100 Mw of delivered capacity declining to 60 Mw in 1997. Utilities will also purchase an additional annual maximum interruptible capacity of up to 54 Mw of 25 Hz power, which extends through 1998 and will continue thereafter unless either party gives a three-year notice of cancellation. The costs of capacity purchases for these contracts are reflected in "Purchased power" in the Consolidated Statements of Income.

      Utilities has a contract to purchase capacity of 50 Mw from the City of Muscatine for the period May 1, 1995, through October 31, 1995. Utilities has also entered into an agreement with Basin Electric Power Cooperative to purchase capacity of 50 Mw, 75 Mw, 100 Mw and 100 Mw during the annual six-month summer season for the years 1996 through 1999, respectively.

      Total capacity charges under all existing contracts will approximate $16.3 million, $14.3 million, $12.3 million, $4.7 million and $3.4 million for the years 1995-1999, respectively.

     (c)  Coal Contract Commitments -

      Utilities has entered into coal supply contracts which expire between 1996 and 2001 for its fossil-fueled generating stations. At December 31, 1994, the contracts cover approximately $199 million of coal over the life of the contracts, which includes $50 million expected to be incurred in 1995. Utilities expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

      (d)  Information Technology Services -

      The Company entered into an agreement, expiring in 2004, with Electronic Data Systems Corporation (EDS) for information technology services. The contract is subject to declining termination fees. The Company's anticipated expenditures under the agreement for 1995 are estimated to be approximately $9.1 million. Future costs under the agreement are variable and are dependent upon the Company's level of usage of technological services from EDS.

     (e)  Nuclear Insurance Programs -

      The Price-Anderson Amendments Act of 1988 (1988 Act) provides Utilities with the benefit of $8.9 billion of public liability coverage consisting of $200 million of insurance and $8.7 billion of potential retroactive assessments from the owners of nuclear power plants. Based upon its ownership of the DAEC, under the 1988 Act, Utilities could be assessed a maximum of $79.3 million per nuclear incident, with a maximum of $10 million per year (of which Utilities' 70% ownership portion would be approximately $55 million and $7 million, respectively) if losses relating to the incidents exceeded $200 million. These limits are subject to adjustments for inflation in future years.

      Utilities is a member of Nuclear Electric Insurance Limited (NEIL), which provides insurance coverage for the cost of certain property losses at nuclear generating stations and for the cost of replacement power during certain outages. Companies insured through NEIL are subject to retroactive premium adjustments if losses exceed accumulated reserve funds. NEIL's accumulated reserve funds are currently sufficient to more than cover its exposure in the event of a single incident under the property damage or replacement power coverages. However, Utilities could be assessed annually a maximum of $8.5 million for certain property losses and $0.7 million for replacement power if NEIL's losses relating to accidents exceeded its accumulated reserve funds. Utilities is not aware of any losses that it believes are likely to result in an assessment.

     (f)  Environmental Liabilities -

      The Company has recorded environmental liabilities of approximately $43 million, including $5.4 million as current liabilities, in its Consolidated Balance Sheets at December
31, 1994.  The significant items are discussed below.

          Former Manufactured Gas Plant (FMGP) Sites

      Utilities has been named as a Potentially Responsible Party (PRP) by either the Iowa Department of Natural Resources
(IDNR), the Minnesota Pollution Control Agency (MPCA) or the United States Environmental Protection Agency (EPA) for 28 FMGP sites. Utilities believes that it is not responsible for two of the sites for which it has been designated a PRP. Utilities has another FMGP site for which it has not yet been formally designated as a PRP. Utilities is working pursuant to the requirements of the IDNR, MPCA and EPA to investigate, mitigate, prevent and remediate, where necessary, damage to property, including damage to natural resources, at and around the remaining 27 sites in order to protect public health and the environment. In addition, Utilities has recently become aware that two additional sites may exist, but it has not yet been able to determine if any liability may exist.

      Utilities has completed the remediation of three sites and is in various stages of the investigation and/or remediation processes for 22 sites. The investigation process is scheduled to begin in 1995 or 1996 for the two other sites. In 1994, Utilities received updated investigation reports on a number of sites, which, at some sites, indicated a greater volume of contaminated soil, surface and ground water needing treatment, and a greater volume of substances requiring higher cost incineration, than was anticipated in prior estimates. It is possible that future cost estimates will be greater than the current estimates as the investigation process proceeds and as additional facts become known.

      Utilities has recorded environmental liabilities related to the FMGP sites of $31 million (including $4.3 million as current liabilities) at December 31, 1994. These amounts are based upon Utilities' best current estimate of the amount to be incurred for investigation and remediation costs for those sites where the investigation process has been or is substantially completed. For those sites where the investigation is in its earlier stages or has not started, the liability represents the minimum of the estimated cost range. All investigations are expected to be completed by 1999 and site-specific remediations, based on recommendations from the IDNR, MPCA and EPA, are anticipated to be completed within three years after the completion of the investigations of each site. Utilities may be required to monitor these sites for a number of years upon completion of remediation, as is the case with the three sites for which remediation has been completed.

     Utilities has begun pursuing coverage for investigation, mitigation, prevention, remediation and monitoring costs from its insurance carriers and is investigating the potential for third party cost sharing for FMGP investigation and clean-up costs. The amount of shared costs, if any, cannot be reasonably determined and, accordingly, no potential sharing has been recorded at December 31, 1994. Regulatory assets of $31.0 million have been recorded in the Consolidated Balance Sheets, which reflect the future recovery that is being provided through Utilities' rates. Considering the rate treatment allowed by the IUB, management believes that the clean-up costs incurred by Utilities for these FMGP sites will not have a material adverse effect on its financial position or results of operations.

          National Energy Policy Act of 1992

     The National Energy Policy Act of 1992 requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases and, for the DAEC, averages $1.4 million annually through 2007, of which Utilities' 70% share is $1.0 million. Utilities is recovering the costs associated with this assessment through its electric fuel adjustment clauses over the period the costs are assessed. Utilities' 70% share of the future assessment, $12.0 million payable through 2007, has been recorded as a liability in the Consolidated Balance Sheets, including $0.8 million included in "Current liabilities - Environmental liabilities," with a related regulatory asset for the unrecovered amount.

     (g)  Clean Air Act -

      The Clean Air Act Amendments Act of 1990 (Act) requires emission reductions of sulfur dioxide and nitrogen oxides to achieve reductions of atmospheric chemicals believed to cause acid rain. The provisions of the Act will be implemented in two phases with Phase I affecting two of Utilities' units beginning in 1995 and Phase II affecting all units beginning in the year 2000. Utilities is in the process of completing the modifications necessary to meet the Phase I requirements.

     Utilities expects to meet the requirements of Phase II by switching to lower sulfur fuels and through capital expenditures primarily related to fuel burning equipment and boiler modifications. Utilities estimates capital expenditures at approximately $22.5 million, including $4.4 million in 1995, in order to meet the requirements of the Act.

     (h)  FERC Order No. 636 -

     The FERC issued Order No. 636 (Order 636) in 1992. Order 636, as modified on rehearing: 1) requires Utilities' pipeline suppliers to unbundle their services so that gas supplies are obtained separately from transportation service, and transportation and storage services are operated and billed as separate and distinct services; 2) requires the pipeline suppliers to offer "no notice" transportation service under which firm transporters (such as Utilities) can receive delivery of gas up to their contractual capacity level on any day without prior scheduling; 3) allows pipelines to abandon long-term (one year or more) transportation service provided to a customer under an expiring contract whenever the customer fails to match the highest rate and longest term (up to 20 years) offered to the pipeline by other customers for the particular capacity; and 4) provides for a mechanism under which pipelines can recover prudently incurred transition costs associated with the restructuring process. Utilities has enhanced access to competitively priced gas supply and more flexible transportation services as a result of Order 636. However, under Order 636, Utilities is required to pay certain transition costs incurred and billed by its pipeline suppliers.

      Utilities' three pipeline suppliers have made filings with the FERC to begin collecting their respective transition costs, and additional filings are expected. Utilities began paying the transition costs in 1993, and, at December 31, 1994, has recorded a liability of $8.0 million for those transition costs that have been incurred by the pipelines to date, including $3.0 million expected to be billed through 1995. Utilities is currently recovering the transition costs from its customers through its Purchased Gas Adjustment Clauses as such costs are billed by the pipelines. Transition costs, in addition to the recorded liability, that may ultimately be charged to Utilities could approximate $10 million. The ultimate level of costs to be billed to Utilities depends on the pipelines' filings with the FERC and other future events, including the market price of natural gas. However, Utilities believes any transition costs that the FERC would allow the pipelines to collect from Utilities would be recovered from its customers, based upon regulatory treatment of these costs currently and similar past costs by the IUB. Accordingly, regulatory assets, in amounts corresponding to the recorded liabilities, have been recorded to reflect the anticipated recovery.

(12) JOINTLY-OWNED ELECTRIC UTILITY PLANT:

       Under joint ownership agreements with other Iowa utilities, Utilities has undivided ownership interests in jointly-owned electric generating stations and related transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Statements of Income. Information relative to Utilities' ownership interest in these facilities at December 31, 1994 is as follows:

                                           Ottumwa     Neal
                                  DAEC     Unit 1     Unit 3
                                       ($ in millions)

Utility plant in service        $ 490.8   $  187.9    $  55.5
Accumulated depreciation        $ 242.4   $   80.6    $  25.7
Construction work in progress   $   5.3   $    -      $   1.3
Plant capacity - Mw                 515        716        515
Percent ownership                    70%        48%        28%
In-service date                    1974       1981       1975

 (13)     SEGMENTS OF BUSINESS:

      The principal business segments of the Company are the generation, transmission, distribution and sale of electric energy and the purchase, distribution and sale of natural gas by Utilities. Certain financial information relating to the Company's significant segments of business is presented below:

                                         Year Ended December 31
                                     1994         1993           1992
                                             (in thousands)
Operating results:
  Revenues -
    Electric                          $   537,327  $   550,521   $   462,999
    Gas                                   139,033      154,318       139,455

  Operating income -
    Electric                              125,487      128,994        90,891
    Gas                                     8,135       13,750         8,367

Other information:
  Depreciation and amortization -
    Electric                               68,640       63,832        59,707
    Gas                                     6,214        5,186         4,024

  Construction and acquisition
  expenditures -
    Electric                               99,543       84,720       154,902
    Gas                                    12,719       12,582        17,308

  Assets -
    Identifiable assets -
      Electric                          1,347,024    1,288,505     1,226,614
      Gas                                 186,911      164,773       141,801
                                        1,533,935    1,453,278     1,368,415
    Other corporate assets                111,433       93,700        72,476

        Total consolidated assets    $  1,645,368  $ 1,546,978  $  1,440,891

             MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

      The following discussion analyzes significant changes in the components of net income and financial condition from the prior periods for IES Utilities Inc. (Utilities) and its consolidated subsidiaries (the Company). Utilities' consolidated subsidiaries, IES Ventures Inc. and IES Midland
Development Inc., were formed in December 1994 and had no operations in 1994.

                     RESULTS OF OPERATIONS

      The Company's net income available for common stock decreased $6.8 million during 1994 and increased $23.5 million during 1993. The 1994 results were affected by milder than normal weather, particularly during the summer months. The 1993 results reflect Utilities' acquisition of the Iowa service territory of Union Electric Company (UE) (as discussed in Note 2 of the Notes to Consolidated Financial Statements) and a return to more normal weather conditions in Utilities' service territory from that experienced in 1992. The 1992 results were adversely affected by extremely cool summer weather and a mild winter in Utilities' service territory.

      The Company's operating income decreased $7.7 million during 1994 and increased $43.0 million during 1993. Reasons for the changes in the results of operations are explained in the following discussion.

                       ELECTRIC REVENUES

      Electric revenues and Kwh sales for Utilities increased or (decreased) as compared with the prior year as follows:

                                                1994       1993
                                                ($ in millions)

Electric revenues                             $ (13.2)   $ 87.5

Electric sales (excluding off-system sales):
    Residential and Rural                        (1.4%)    17.1%
    Commercial                                   3.4%      17.4%
    Industrial                                   9.3%      40.6%
Total                                            4.3%      24.9%


     The 1994 Kwh sales were adversely affected by milder than normal weather, particularly during the summer months. The largest effect of weather was on sales to residential and rural customers. Under normal weather conditions, 1994 sales would have been flat and total sales (excluding off-system sales) would have increased 4.8%, compared to 1993 actual sales. The growth in commercial and industrial sales continues to reflect the underlying strength of the economy as several major industrial expansions in Utilities' service territory were announced in 1994.

       The 1993 sales increases are attributable to the acquisition of the UE territory and a return to more normal weather conditions. After adjusting for these items, underlying total electric sales (excluding off-system sales) increased 6% in 1993, which reflects the economic growth in the industrial and commercial customer base.

      Utilities' electric tariffs include energy adjustment clauses (EAC) that are designed to currently recover the costs of fuel and the energy portion of purchased power billings to customers. See Note 1(j) of the Notes to Consolidated Financial Statements for discussion of the EAC.

       The decrease in the 1994 electric revenues is attributable to lower fuel costs collected through the EAC, lower off-system sales to other utilities and the effect of the mix of sales between lower margin industrial customers and higher margin residential and rural customers. Increased total sales (excluding off-system sales) partially offset the effects of the above items. The increase in electric revenues for 1993 is primarily because of the higher sales and increased recovery of fuel costs through the EAC.

      See  Note  3(a)  of the Notes to Consolidated  Financial
Statements for a discussion of Utilities' 1994 electric rate case.

                         GAS REVENUES

      Utilities' gas revenues decreased $15.3 million during 1994 and increased $14.9 million during 1993. Gas sales in therms (including transported volumes), which also reflect the effects of weather, decreased 2.7% in 1994 and increased 5.3% in 1993. Adjusting for the effects of weather, gas sales decreased 1.8% and 1.5% in 1994 and 1993, respectively.

      Utilities' gas tariffs include purchased gas  adjustment
clauses (PGA) that are designed to currently recover the  cost
of  gas  sold.   See  Note 1(j) of the Notes  to  Consolidated
Financial Statements for discussion of the PGA.

      Utilities' gas revenues decreased in 1994 primarily because of lower gas costs recovered through the PGA and, to a lesser extent, the effect of the lower sales. Gas revenues increased in 1993 substantially because of increased costs of gas recovered through the PGA, the effect of gas rate increases that became effective in September 1992 and the sales increase.

                        OTHER REVENUES

      Other revenues increased $0.1 million and $1.1 million during 1994 and 1993, respectively, primarily due to increased steam sales.

                      OPERATING EXPENSES

      Despite an increase in the amount of Kwh generation from a year ago, fuel for production decreased $1.8 million in 1994 largely because of lower average fuel prices and the effect of lower fuel cost recoveries through the EAC, which are included in fuel for production. Generation at Utilities' generating stations increased because of the increase in electric Kwh sales and because of increased availability of Utilities'
nuclear  generating  station, the Duane Arnold  Energy  Center
(DAEC), which was down for part of 1993 because of a scheduled refueling outage. There were refueling outages in 1993 and 1992, but no such outage in 1994. Fuel for production increased $14.3 million in 1993 because of increased availability of Utilities' fossil-fueled generating stations, which experienced extended maintenance outages in 1992, and because of increased sales.

      Purchased power decreased $24.7 million in 1994 because of lower off-system sales to other utilities, increased generation at Utilities' generating stations and the expiration, in April 1993, of a purchase power agreement with the City of Muscatine. Purchased power increased $18.7 million in 1993, of which approximately $14.7 million represents increased energy purchases and approximately $4.0 million is a net increase in capacity charges. The increase in energy purchases is because of the increased Kwh sales. The increased capacity costs reflect the contracts associated with the acquisition of the UE service territory, partially offset by the expiration of the purchase power agreement with the City of Muscatine. (See Note 11(b) of the Notes to Consolidated Financial Statements).

      Gas purchased for resale decreased $13.8 million in 1994 because of lower gas costs and lower gas sales at Utilities. Gas purchased for resale increased $7.5 million during 1993 primarily because of increased per unit gas costs at Utilities and the increased sales.

      Other operating expenses increased $9.1 million and $3.6 million in 1994 and 1993, respectively. The 1994 increase is primarily attributable to increases in labor and benefits costs, nuclear operating costs, former manufactured gas plant
(FMGP) clean-up costs and information technology costs at Utilities. The 1993 increase is primarily because of increased labor and benefits costs and higher electric and gas transmission and distribution costs, partially offset by lower non-labor costs at the DAEC.

      Maintenance expenses increased $3.3 million and $6.6 million during 1994 and 1993, respectively. The 1994 increase is primarily because of increased labor costs and maintenance at the DAEC, partially offset by lower maintenance at Utilities' fossil-fueled generating stations. The 1993 increase is primarily because of increased maintenance at Utilities' fossil-fueled generating stations and the DAEC.

     Depreciation and amortization increased during both years because of increases in utility plant in service and, in 1993, the acquisition of the UE territory on December 31, 1992. An increase in the average gas utility property depreciation rate, resulting from an updated depreciation study, also contributed to the 1993 increase. Depreciation and amortization expenses for all years include $5.5 million for the DAEC decommissioning provision, which is collected through rates.

     The staff of the Securities and Exchange Commission (SEC) has questioned certain of the current accounting practices of the electric utility industry regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements of electric utilities. In response to these questions, the Financial Accounting Standards Board has agreed to review the accounting for removal costs, including decommissioning. If current electric utility industry accounting practices for such decommissioning are changed: (1) annual provisions for decommissioning could increase, (2) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation, and (3) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense. If such changes are required, Utilities believes that there would not be an adverse effect on its financial position or results of operations based on current rate making practices. (See Note 1(g) of the Notes to Consolidated Financial Statements for a discussion of Utilities' proposal for collection of decommissioning costs included in its current rate filing).

      Taxes other than income taxes increased $1.2 million and $4.5 million during 1994 and 1993, respectively, largely because of increased property taxes. The 1993 increase is related, in part, to the acquisition of the UE service territory.

                  INTEREST EXPENSE AND OTHER

      Interest expense increased $1.4 million and $0.5 million during 1994 and 1993, respectively, primarily because of an increase in the average amount of debt outstanding. A reduction in the average interest rate in 1993 substantially offset the effect of the higher average outstanding debt. The lower average interest rate reflects the refinancing of certain long-term debt issues at lower rates and lower cost short-term borrowings outstanding for interim periods between the redemption of certain long-term debt series and the issuance of their long-term replacements.

      Federal and state income taxes were constant in 1994 and increased $17.2 million in 1993. A decrease in income before income taxes in 1994 was offset by a higher effective income tax rate (see Note 6 of the Notes to Consolidated Financial Statements). The 1993 increase results from an increase in taxable income and an increase of 1% in the Federal statutory income tax rate. Adjustments of $1.5 million, recorded in the second quarter of 1992, to previously recorded tax reserves also affected the comparability of 1993 with the prior period.

                         OTHER MATTERS

      The National Energy Policy Act of 1992 addresses several matters designed to promote competition in the electric wholesale power generation market, including mandated open access to the electric transmission system and greater encouragement of independent power production and cogeneration. Although various states throughout the country are currently exploring the possibility of expanded competition in the retail electric energy market, there is no significant activity underway in Iowa.

      The Company cannot predict the long-term consequences of these competitive issues on its results of operations or financial condition. The Company's strategy for dealing with these emerging issues includes seeking growth opportunities, continuing to offer quality customer service, on-going cost reductions and productivity enhancements. The Company recently initiated a major project to review and redesign its business processes with the primary goals being reduced operating costs, increased efficiency and enhanced customer service.

                LIQUIDITY AND CAPITAL RESOURCES

       The Company's capital requirements are primarily attributable to its construction programs, debt maturities and sinking fund requirements. The Company's pre-tax ratio of earnings to fixed charges was 3.39, 3.64 and 2.71 in 1994-1992, respectively. In 1994, cash flows from operating activities were $195 million. These funds were primarily used for construction and acquisition expenditures, for energy efficiency program costs mandated by the Iowa Utilities Board
(IUB) and to pay dividends.

      The Company anticipates that future capital requirements will be met by cash generated from operations and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely rate relief for Utilities. (See Notes 3 and 11 of the Notes to Consolidated Financial Statements).

     Access to the long-term and short-term capital and credit
markets   is   necessary  for  obtaining   funds   externally.
Utilities' debt ratings are as follows:


                            Moody's       Standard & Poor's

      Long-term debt          A1                  A
      Short-term debt         P1                 A1


      Utilities' liquidity and capital resources will be affected by environmental and legislative issues, including the ultimate disposition of remediation issues surrounding the FMGP issue, the Clean Air Act as amended, the National Energy Policy Act of 1992 and Federal Energy Regulatory Commission
(FERC) Order 636, as discussed in Note 11 of the Notes to Consolidated Financial Statements. Consistent with rate making principles of the IUB, management believes that the costs incurred for the above matters will not have a material adverse effect on the financial position or results of operations of the Company.

      The IUB has adopted rules which require Utilities to spend 2% of electric and 1.5% of gas gross retail operating revenues annually for energy efficiency programs. Energy efficiency costs in excess of the amount in the most recent electric and gas rate cases are being recorded as regulatory assets by Utilities. At December 31, 1994, Utilities had $35 million of such costs recorded as regulatory assets. Under provisions of the IUB rules, Utilities made its initial filing for recovery of the costs in August 1994. See Note 3(b) of the Notes to Consolidated Financial Statements for a discussion of the filing.

             CONSTRUCTION AND ACQUISITION PROGRAM

       The Company's construction and acquisition program anticipates expenditures of approximately $163 million for 1995, of which approximately 32% represents expenditures for electric transmission and distribution facilities, 23% represents fossil-fueled generation expenditures, 15% represents expenditures for steam distribution plant and 9% represents nuclear generation expenditures. The remaining 21% represents miscellaneous electric, gas and general expenditures. In addition to the $163 million, Utilities anticipates expenditures of $13 million in connection with mandated energy efficiency programs. Substantial commitments have been made in connection with all such expenditures.

      The Company's levels of construction and acquisition expenditures are projected to be $167 million in 1996, $146 million in 1997, $170 million in 1998 and $182 million in 1999. It is estimated that approximately 80% of construction expenditures will be provided by cash from operating activities (after payment of dividends) for the five-year period 1995-1999.

      Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment programs may be revised significantly as a result of many considerations including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental, nuclear and other regulatory authorities, acquisition opportunities, the availability of alternate energy and purchased power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.


                      LONG-TERM FINANCING

     Other than Utilities' periodic sinking fund requirements, which Utilities intends to meet by pledging additional property, approximately $174 million of long-term debt will mature prior to December 31, 1999. The Company intends to refinance the majority of the debt maturities with long-term securities.

      In order to provide an up-to-date instrument for the issuance of bonds, notes or other evidence of indebtedness, Utilities has entered into an Indenture of Mortgage and Deed of Trust dated September 1, 1993 (New Mortgage). The lien of the New Mortgage is subordinate to the lien of Utilities' first mortgages until such time as all bonds issued under the first mortgages have been retired and such mortgages satisfied. The New Mortgage provides for the issuance of Collateral Trust Bonds upon the basis of, among other things, First Mortgage Bonds being issued by Utilities. Accordingly, to the extent that Utilities issues Collateral Trust Bonds on the basis of First Mortgage Bonds, it must comply with the requirements for the issuance of First Mortgage Bonds under Utilities' first mortgages. Under the terms of the New Mortgage, Utilities has covenanted not to issue any additional First Mortgage Bonds under its first mortgages except to provide the basis for issuance of Collateral Trust Bonds.

      The Indentures pursuant to which Utilities issues First Mortgage Bonds constitute direct first mortgage liens upon substantially all tangible public utility property and contain covenants which restrict the amount of additional bonds which may be issued. At December 31, 1994, such restrictions would have allowed Utilities to issue $320 million of additional First Mortgage Bonds. Utilities has received authority from the FERC to issue $250 million of long-term debt and is currently authorized by the SEC to issue $50 million of long-term debt under an existing registration statement. Utilities expects to replace two series of First Mortgage Bonds that mature in 1995 with other long-term securities.

      The Articles of Incorporation of Utilities authorize and limit the aggregate amount of additional shares of Cumulative Preferred Stock and Cumulative Preference Stock which may be issued. At December 31, 1994, Utilities could have issued an additional 700,000 shares of Cumulative Preference Stock and 100,000 additional shares of Cumulative Preferred Stock.

      The Company's capitalization ratios at December 31, 1994 and 1993, were as follows:

               Long-term debt          48%
               Preferred stock          2
               Common equity           50
                                      100%


               The  1994 ratios include $100 million  of
        Utilities' First Mortgage Bonds maturing in 1995
        that  are  classified as a current liability  in
        the  Consolidated Balance Sheets, but which  are
        expected   to   be  refinanced  with   long-term
        securities.



                     SHORT-TERM FINANCING

      For interim financing, Utilities is authorized by the FERC to issue, through 1996, up to $200 million of short-term notes. In addition to providing for ongoing working capital needs, this availability of short-term financing provides Utilities flexibility in the issuance of long-term securities. At December 31, 1994, Utilities had outstanding short-term borrowings of $55.5 million, including $18.5 million of notes payable to associated companies.

     Utilities has an agreement, which expires in 1999, with a financial institution to sell, with limited recourse, an undivided fractional interest of up to $65 million in its pool of utility accounts receivable. At December 31, 1994, Utilities had sold $54 million under the agreement.

      At December 31, 1994, the Company had bank lines of credit aggregating $67.7 million, of which $37 million was being used to support commercial paper (weighted average interest rate of 6.13%) and $7.7 million was being used to support certain pollution control obligations. Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit. In addition to the above, Utilities has an uncommitted credit facility with a financial institution whereby it can borrow up to $40 million. Rates are set at the time of borrowing and no fees are paid to maintain this facility. At
December 31, 1994, there were no borrowings under this facility. Utilities also has a letter of credit in the amount of $3.4 million supporting two of its variable rate pollution control obligations.

                     ENVIRONMENTAL MATTERS

      Utilities has been named as a Potentially Responsible Party (PRP) by either the Iowa Department of Natural Resources
(IDNR), the Minnesota Pollution Control Agency (MPCA) or the United States Environmental Protection Agency (EPA) for 28 FMGP sites. Utilities believes that it is not responsible for two of the sites for which it has been designated a PRP. Utilities has another FMGP site for which it has not yet been formally designated as a PRP. Utilities is working pursuant to the requirements of the IDNR, MPCA and EPA to investigate, mitigate, prevent and remediate, where necessary, damage to property, including damage to natural resources, at and around the remaining 27 sites in order to protect public health and the environment. In addition, Utilities has recently become aware that two additional sites may exist, but it has not yet been able to determine if any liability may exist.

      Utilities has completed the remediation of three sites and is in various stages of the investigation and/or remediation processes for 22 sites. The investigation process is scheduled to begin in 1995 or 1996 for the two other sites. In 1994, Utilities received updated investigation reports on a number of sites, which, at some sites, indicated a greater volume of contaminated soil, surface and ground water needing treatment, and a greater volume of substances requiring higher cost incineration, than was anticipated in prior estimates. It is possible that future cost estimates will be greater than the current estimates as the investigation process proceeds and as additional facts become known.

      Utilities has recorded environmental liabilities related to the FMGP sites of $31 million (including $4.3 million as current liabilities) at December 31, 1994. These amounts are based upon Utilities' best current estimate of the amount to be incurred for investigation and remediation costs for those sites where the investigation process has been or is substantially completed. For those sites where the investigation is in its earlier stages or has not started, the liability represents the minimum of the estimated cost range. All investigations are expected to be completed by 1999 and site-specific remediations, based on recommendations from the IDNR, MPCA and EPA, are anticipated to be completed within three years after the completion of the investigations of each site. Utilities may be required to monitor these sites for a number of years upon completion of remediation, as is the case with the three sites for which remediation has been completed.

      Utilities has begun pursuing coverage for investigation, mitigation, prevention, remediation and monitoring costs from its insurance carriers and is investigating the potential for third party cost sharing for FMGP investigation and clean-up costs. The amount of shared costs, if any, can not be reasonably determined and, accordingly, no potential sharing has been recorded at December 31, 1994. Regulatory assets of $31.0 million have been recorded in the Consolidated Balance Sheets, which reflect the future recovery that is being provided through Utilities' rates. Considering the rate treatment allowed by the IUB, management believes that the clean-up costs incurred by Utilities for these FMGP sites will not have a material adverse effect on its financial position or results of operations.

      The Clean Air Act Amendments Act of 1990 (Act) requires emission reductions of sulfur dioxide and nitrogen oxides to achieve reductions of atmospheric chemicals believed to cause acid rain. The provisions of the Act will be implemented in two phases with Phase I affecting two of Utilities' units beginning in 1995 and Phase II affecting all units beginning in the year 2000. Utilities is in the process of completing the modifications necessary to meet the Phase I requirements.

     Utilities expects to meet the requirements of Phase II by switching to lower sulfur fuels and through capital expenditures primarily related to fuel burning equipment and boiler modifications. Utilities estimates capital expenditures at approximately $22.5 million, including $4.4 million in 1995, in order to meet the requirements of the Act.

     The National Energy Policy Act of 1992 requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases and, for the DAEC, averages $1.4 million annually through 2007, of which Utilities' 70% share is $1.0 million. Utilities is recovering the costs associated with this assessment through its electric fuel adjustment clauses over the period the costs are assessed. Utilities' 70% share of the future assessment, $12.0 million payable through 2007, has been recorded as a liability in the Consolidated Balance Sheets, including $0.8 million included in "Current liabilities - Environmental liabilities," with a related regulatory asset for the unrecovered amount.

       The Nuclear Waste Policy Act of 1982 assigned responsibility to the U.S. Department of Energy (DOE) to establish a facility for the ultimate disposition of high level waste and spent nuclear fuel and authorized the DOE to enter into contracts with parties for the disposal of such material beginning in January 1998. Utilities entered into such a contract and has made the agreed payments to DOE. The DOE, however, has experienced significant delays in its efforts and material acceptance is now expected to occur no earlier than 2010. Utilities has been storing spent nuclear fuel on-site since plant operations began in 1974 and has current on-site capability to store spent fuel until 2002. Utilities is aggressively reviewing options for additional spent nuclear fuel storage capability, including expanding on-site storage, pursuing other off-site storage and supporting legislation to resolve the lack of progress by the DOE.

      The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandated that each state must take responsibility for the storage of low-level radioactive waste produced within its borders. The State of Iowa has joined the Midwest Interstate Low-Level Radioactive Waste Compact Commission (Compact), which is planning a storage facility to be located in Ohio to store waste generated by the Compact's six member states. At December 31, 1994, Utilities has prepaid costs of approximately $1 million to the Compact for the building of such a facility. Currently, Utilities is storing its low-level radioactive waste generated at the DAEC on-site until new disposal arrangements are finalized among the Compact members. A Compact disposal facility is anticipated to be in operation in approximately ten years. On-site storage capability currently exists for low-level radioactive waste expected to be generated until the Compact facility is able to accept waste materials.

      The possibility that exposure to electric and magnetic fields emanating from power lines, household appliances and other electric sources may result in adverse health effects has been the subject of increased public, governmental and media attention. A considerable amount of scientific research has been conducted on this topic without definitive results. Research is continuing in order to resolve scientific uncertainties.

                     EFFECTS OF INFLATION

      Under the rate making principles prescribed by the regulatory commissions to which Utilities is subject, only the historical cost of plant is recoverable in revenues as depreciation. As a result, Utilities has experienced economic losses equivalent to the current year's impact of inflation on utility plant.

     In addition, the regulatory process imposes a substantial time lag between the time when operating and capital costs are incurred and when they are recovered. Utilities does not expect the effects of inflation at current levels to have a significant effect on its results of operations.

  Selected Consolidated Quarterly Financial Data (unaudited)

      The following unaudited consolidated quarterly data, in the opinion of the Company, includes adjustments, which are normal and recurring in nature, necessary for the fair presentation of the results of operations and financial position. The quarterly amounts were affected by seasonal weather conditions. In addition, increased operating expenses in the fourth quarter of 1994 affected the comparability of the fourth quarter amounts.


                                              Quarter Ended
                              March        June     September     December
                                31          30          30           31
                                             (in thousands)
1994
  Operating revenues       $ 192,013   $  148,019  $  179,477  $   165,857
  Operating income            34,248       24,777      51,777       24,789
  Net income                  14,944        9,255      25,733       11,278
  Net income available
    for common stock          14,715        9,026      25,504       11,051

1993
  Operating revenues       $ 193,785   $  148,919  $  187,392  $   183,654
  Operating income            32,974       24,523      54,497       31,335
  Net income                  14,423       10,491      26,214       16,842
  Net income available
    for common stock          14,194       10,262      25,985       16,615


      Prior period operating income figures have been restated on a basis consistent with the current presentation as the income statement format was revised as a result of the formation in December 1994 of Utilities' non-utility subsidiaries, IES Ventures Inc. and IES Midland Development Inc.